UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )*


            BOWLIN Outdoor Advertising & Travel Centers Incorporated
            --------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.001 par value
                          -----------------------------
                         (Title of Class of Securities)



                                   102595 10 5
                                   -----------
                                 (CUSIP Number)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 102595 10 5                                          PAGE 2 OF 9 PAGES
---------------------                                          -----------------

1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    THE FRANCIS W. McCLURE AND EVELYN HOPE McCLURE REVOCABLE TRUST
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
    N/A                                                                  (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    State of New Mexico
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  403,124
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY      0
  OWNED BY    ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING       403,124
   PERSON     ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                  0
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    403,124
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
    N/A
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.2%, based upon 4,384,848 shares outstanding at 12/31/96.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    00
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 102595 10 5                                          PAGE 3 OF 9 PAGES
---------------------                                          -----------------

1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    FRANCIS W. McCLURE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
    N/A                                                                  (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY      403,124
  OWNED BY    ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING       0
   PERSON     ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                  403,124
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    403,124
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
    N/A
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.2%, based upon 4,384,848 shares outstanding at 12/31/96.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                  SCHEDULE 13G
---------------------                                          -----------------
CUSIP NO. 102595 10 5                                          PAGE 4 OF 9 PAGES
---------------------                                          -----------------

1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

    EVELYN HOPE McCLURE
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) / /
    N/A                                                                  (b) / /
--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States
--------------------------------------------------------------------------------
              5   SOLE VOTING POWER
                  0
  NUMBER OF   ------------------------------------------------------------------
   SHARES     6   SHARED VOTING POWER
BENEFICIALLY      403,124
  OWNED BY    ------------------------------------------------------------------
    EACH      7   SOLE DISPOSITIVE POWER
  REPORTING       0
   PERSON     ------------------------------------------------------------------
    WITH      8   SHARED DISPOSITIVE POWER
                  403,124
--------------------------------------------------------------------------------
9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    403,124
--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*    / /
    N/A
--------------------------------------------------------------------------------
11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    9.2%, based upon 4,384,848 shares outstanding at 12/31/96.
--------------------------------------------------------------------------------
12  TYPE OF REPORTING PERSON*
    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A)   NAME OF ISSUER:

            BOWLIN Outdoor Advertising & Travel Centers Incorporated

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            150 Louisiana NE
            Albuquerque, New Mexico 87108

ITEM 2(A)   NAME OF PERSON FILING:

            The persons filing this Schedule 13G are:*

            (1) The Francis W. McClure and Evelyn Hope McClure Revocable Trust (the "McClure Trust")

            (2)  Francis W. McClure

            (3)  Evelyn Hope McClure
            ---------

            * Attached to this Schedule 13G as Exhibit 1 is a Joint Filing Agreement between the persons specified above that this Schedule 13G is being filed on behalf of each of them.

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            The address of Francis McClure, Evelyn McClure and the McClure Trust is P. O. Box 400, Grants, New Mexico 87020.

ITEM 2(C)   CITIZENSHIP:

            Francis McClure and Evelyn McClure are residents of the United States. The McClure Trust was formed under the laws of the State of New Mexico.

ITEM 2(D)   TITLE OF CLASS OF SECURITIES:

            Common Stock, $.001 par value

ITEM 2(E)   CUSIP NUMBER:

            102595 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

            (a) / / Broker or Dealer registered under Section 15 of the Act

            (b) / / Bank as defined in Section 3(a)(6) of the Act

            (c) / / Insurance Company as defined in Section 3(a)(19) of the Act

            (d) / / Investment Company registered under Section 8 of the
                    Investment Company Act

            (e) / / Investment  Adviser  registered  under  Section  203 of  the
                    Investment Advisers Act of 1940


                                Page 5 of 9 Pages

            (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss.240.13d-1(b)(1)(ii)(F)

            (g) / / Parent Holding Company, in accordance with ss.240.13d-1(b)
                    (1)(ii)(G)(NOTE: See Item 7)

            (h) / / Group, in accordance with ss.240.13d-1(b)(1)(ii)(H)

            Not  applicable.

ITEM 4.     OWNERSHIP.

     (A)    AMOUNT BENEFICIALLY OWNED:

            Francis McClure and Evelyn McClure are each the beneficial owners of the 403,124 shares of Common Stock of the Company held by the McClure Trust of which Francis McClure and Evelyn McClure are the Trustees and beneficiaries. The McClure Trust is the beneficial owner of 403,124 shares.

     (B)    PERCENT OF CLASS:

            (1) The McClure Trust - 9.2%

            (2) Francis McClure - 9.2%

            (3) Evelyn McClure - 9.2%

     (C)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (1) The McClure Trust:

               (i)   sole power to vote or direct the vote: 403,124

               (ii)  shared power to vote or direct the vote: 0

               (iii) sole power to dispose or direct the disposition of: 403,124

               (iv)  shared power to dispose or direct the disposition of: 0

            (2) Francis McClure:

               (i)   sole power to vote or direct the vote: 0

               (ii)  shared power to vote or direct the vote: 403,124

               (iii) sole power to dispose or direct the disposition of: 0

               (iv)  shared  power to dispose  or  direct  the  disposition  of:
                     403,124




                                Page 6 of 9 Pages

            (3) Evelyn McClure:

               (i)   sole power to vote or direct the vote: 0

               (ii)  shared power to vote or direct the vote: 403,124

               (iii) sole power to dispose or direct the disposition of: 0

               (iv)  shared  power to dispose  or  direct  the  disposition  of:
                     403,124

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /.

            Not applicable.

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            Not applicable.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            Not applicable.

ITEM 10.    CERTIFICATION

            Not applicable.






                                Page 7 of 9 Pages

                                    SIGNATURE


         After reasonable inquiry and to the best of our knowledge and belief, we hereby certify that the information set forth in this statement is true, complete and correct.

                                            THE FRANCIS W. McCLURE AND EVELYN H.
                                            McCLURE REVOCABLE TRUST


Dated:  February 13, 1997                   By: /s/ Francis W. McClure
                                               ---------------------------------
                                                  Francis W. McClure, Trustee


Dated:  February 13, 1997                   By: /s/ Evelyn Hope McClure
                                               ---------------------------------
                                                  Evelyn Hope McClure, Trustee



Dated:  February 13, 1997                   /s/ Francis W. McClure
                                            ------------------------------------
                                            FRANCIS W. McCLURE


Dated:  February 13, 1997                   /s/ Evelyn Hope McClure
                                            ------------------------------------
                                            EVELYN HOPE McCLURE



                                Page 8 of 9 Pages

                                    EXHIBIT 1

                             JOINT FILING AGREEMENT



         THE FRANCIS W. McCLURE AND EVELYN HOPE McCLURE REVOCABLE TRUST, FRANCIS
W. McCLURE and EVELYN HOPE McCLURE hereby agree and consent to the joint filing on their behalf of the foregoing Schedule 13G relating to their beneficial ownership of the Common Stock of BOWLIN Outdoor Advertising & Travel Centers Incorporated.

                                            THE FRANCIS W. McCLURE AND EVELYN H.
                                            McCLURE REVOCABLE TRUST


Dated:  February 13, 1997                   By: /s/ Francis W. McClure
                                               ---------------------------------
                                                    Francis W. McClure, Trustee


Dated:  February 13, 1997                   By: /s/ Evelyn Hope McClure
                                               ---------------------------------
                                                    Evelyn Hope McClure, Trustee



Dated:  February 13, 1997                    /s/ Francis W. McClure
                                             -----------------------------------
                                             FRANCIS W. McCLURE


Dated:  February 13, 1997                    /s/ Evelyn Hope McClure
                                             -----------------------------------
                                             EVELYN HOPE McCLURE


                                Page 9 of 9 Pages